SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  SCHEDULE 13G
                                 (Rule 13d-102)


             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)

                                (Amendment No. )


                        CollaGenex Pharmaceuticals, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                          Common Stock, par value $.01
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    19419B100
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                 January 6, 2006
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)


     Check the  appropriate  box to  designate  the rule  pursuant to which this
Schedule is filed:

          [_]  Rule 13d-1(b)

          [X]  Rule 13d-1(c)

          [_]  Rule 13d-1(d)


----------
(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.   19419B100
            ---------------------


1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Deerfield Capital, L.P.

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [X]

3.   SEC USE ONLY



4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

     0

6.   SHARED VOTING POWER

     561,000

7.   SOLE DISPOSITIVE POWER

     0

8.   SHARED DISPOSITIVE POWER

     561,000

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     561,000

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     3.23%

12.  TYPE OF REPORTING PERSON*

     PN

CUSIP No.   19419B100
            ---------------------


1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Deerfield Partners, L.P.

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [X]

3.   SEC USE ONLY



4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

     0

6.   SHARED VOTING POWER

     506,000

7.   SOLE DISPOSITIVE POWER

     0

8.   SHARED DISPOSITIVE POWER

     506,000

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     506,000

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     2.91%

12.  TYPE OF REPORTING PERSON*

     PN

CUSIP No.   19419B100
            ---------------------


1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Deerfield Special Situations Fund, L.P.

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [X]

3.   SEC USE ONLY



4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

     0

6.   SHARED VOTING POWER

     55,000

7.   SOLE DISPOSITIVE POWER

     0

8.   SHARED DISPOSITIVE POWER

     55,000

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     55,000

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     0.32%

12.  TYPE OF REPORTING PERSON*

     PN

CUSIP No.   19419B100
            ---------------------


1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Deerfield Management Company, L.P.

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [X]

3.   SEC USE ONLY



4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     New York

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

     0

6.   SHARED VOTING POWER

     789,000

7.   SOLE DISPOSITIVE POWER

     0

8.   SHARED DISPOSITIVE POWER

     789,000

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     789,000

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     4.54%

12.  TYPE OF REPORTING PERSON*

     PN

CUSIP No.   19419B100
            ---------------------


1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Deerfield International Limited

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [X]

3.   SEC USE ONLY



4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     British Virgin Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

     0

6.   SHARED VOTING POWER

     644,000

7.   SOLE DISPOSITIVE POWER

     0

8.   SHARED DISPOSITIVE POWER

     644,000

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     644,000

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     3.71%

12.  TYPE OF REPORTING PERSON*

     CO

CUSIP No.   19419B100
            ---------------------


1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Deerfield Special Situations Fund International Limited

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [X]

3.   SEC USE ONLY



4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     British Virgin Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

     0

6.   SHARED VOTING POWER

     145,000

7.   SOLE DISPOSITIVE POWER

     0

8.   SHARED DISPOSITIVE POWER

     145,000

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     145,000

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     0.83%

12.  TYPE OF REPORTING PERSON*

     CO

CUSIP No.   19419B100
            ---------------------


1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     James E. Flynn

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [X]

3.   SEC USE ONLY



4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

     0

6.   SHARED VOTING POWER

     1,350,000

7.   SOLE DISPOSITIVE POWER

     0

8.   SHARED DISPOSITIVE POWER

     1,350,000

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,350,000

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     7.77%

12.  TYPE OF REPORTING PERSON*

     IN

CUSIP No.   19419B100
            ---------------------


Item 1(a).  Name of Issuer:


            CollaGenex Pharmaceuticals, Inc.
            -------------------------------------------------------------------

Item 1(b).  Address of Issuer's Principal Executive Offices:


            41 University Drive
            Newtown, Pennsylvania 18940
            -------------------------------------------------------------------


Item 2(a).  Name of Person Filing:


            James E. Flynn, Deerfield Capital, L.P., Deerfield Partners, L.P., Deerfield Special Situations Fund, L.P., Deerfield Management Company, L.P., Deerfield International Limited, Deerfield Special Situations Fund International Limited
            -------------------------------------------------------------------

Item 2(b).  Address of Principal Business Office, or if None, Residence:


            James E. Flynn, Deerfield Capital, L.P., Deerfield Partners, L.P. Deerfield Special Situations Fund, L.P., Deerfield Management Company, L.P., 780 Third Avenue, 37th Floor, New York, NY 10017

            Deerfield International Limited, Deerfield Special Situations International Limited c/o Hemisphere Management (B.V.I.)
            Limited, Bison Court, Columbus Centre, P.O. Box 3460, Road Town, Tortola, British Virgin Islands
            -------------------------------------------------------------------

Item 2(c).  Citizenship:

            Mr. Flynn - United States citizen

            Deerfield Capital, L.P., Deerfield Partners, L.P. and Deerfield Special Situations Fund, L.P. - Delaware limited partnerships

            Deerfield Management Company, L.P. - New York limited partnership

            Deerfield International Limited and Deerfield Special Situations International Limited - British Virgin Islands corporations

            -------------------------------------------------------------------

Item 2(d).  Title of Class of Securities:


            Common Stock, par value $.01
            -------------------------------------------------------------------

Item 2(e).  CUSIP Number:


            19419B100
            -------------------------------------------------------------------


Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

     (a)  [_]  Broker or dealer registered under Section 15 of the Exchange Act.

     (b)  [_]  Bank as defined in Section 3(a)(6) of the Exchange Act.

     (c)  [_]  Insurance  company as defined in Section 3(a)(19) of the Exchange
               Act.

     (d) [_] Investment company registered under Section 8 of the Investment Company Act.

     (e)  [_]  An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

     (f) [_] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

     (g) [_] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

     (h) [_] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

     (i) [_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

     (j)  [_]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

Item 4.  Ownership.

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a)  Amount beneficially owned:

          Deerfield Capital, L.P. - 561,000 shares
          Deerfield Partners, L.P. - 506,000 shares
          Deerfield Special Situations Fund, L.P. - 55,000 shares
          Deerfield Management Company, L.P. - 789,000 shares
          Deerfield International Limited - 644,000 shares
          Deerfield Special Situations International Limited - 145,000 shares James E. Flynn - 1,350,000 shares.
          -------------------------------------------------------------------

     (b)  Percent of class:

          Deerfield Capital, L.P. - 3.23%
          Deerfield Partners, L.P. - 2.91%
          Deerfield Special Situations Fund, L.P. - 0.32%
          Deerfield Management Company, L.P. - 4.54%
          Deerfield International Limited - 3.71%
          Deerfield Special Situations International Limited - 0.83%
          James E. Flynn - 7.77%
          ______________________________________________________________________

     (c)  Number of shares as to which such person has:

          (i)   Sole power to vote or to direct the vote          0
                                                        _______________________,


          (ii)  Shared power to vote or to direct the vote   Deerfield Capital,
                                                             L.P. - 561,000
                                                             Deerfield Partners,
                                                             L.P. - 506,000
                                                             Deerfield Special
                                                             Situations Fund,
                                                             L.P. - 55,000
                                                             Deerfield
                                                             Management Company,
                                                             L.P. - 789,000
                                                             Deerfield
                                                             International
                                                             Limited - 644,000
                                                             Deerfield Special
                                                             Situations Fund
                                                             International
                                                             Limited - 145,000
                                                             James E. Flynn -
                                                             1,350,000.
                                                          _____________________,


          (iii) Sole power to dispose or to direct the            0
                disposition of                            _____________________,


          (iv)  Shared power to dispose or to direct the
                disposition of
                                                             Deerfield Capital,
                                                             L.P. - 561,000
                                                             Deerfield Partners,
                                                             L.P. - 506,000
                                                             Deerfield Special
                                                             Situations Fund,
                                                             L.P. - 55,000
                                                             Deerfield
                                                             Management Company,
                                                             L.P. - 789,000
                                                             Deerfield
                                                             International
                                                             Limited - 644,000
                                                             Deerfield Special
                                                             Situations Fund
                                                             International
                                                             Limited - 145,000
                                                             James E. Flynn -
                                                             1,350,000.
                                                          _____________________.

     The Reporting Persons specifically disclaim beneficial ownership in the securities reported herein except to the extent of their pecuniary interest therein.

Item 5.  Ownership of Five Percent or Less of a Class.

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities check the following [ ].


            -------------------------------------------------------------------


Item 6.  Ownership of More Than Five Percent on Behalf of Another Person.

     If any other person is known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, such securities, a statement to that effect should be included in response to this item and, if such interest relates to more than five percent of the class, such person should be identified. A listing of the shareholders of an investment company registered under the Investment Company Act of 1940 or the beneficiaries of employee benefit plan, pension fund or endowment fund is not required.

         N/A
         -------------------------------------------------------------------


Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

     If a parent holding company or Control person has filed this schedule, pursuant to Rule 13d-1(b)(1)(ii)(G), so indicate under Item 3(g) and attach an exhibit stating the identity and the Item 3 classification of the relevant subsidiary. If a parent holding company or control person has filed this schedule pursuant to Rule 13d-1(c) or Rule 13d-1(d), attach an exhibit stating the identification of the relevant subsidiary.

         N/A
         -------------------------------------------------------------------


Item 8.  Identification  and  Classification  of Members of the Group.

     If a group has filed this schedule pursuant to s.240.13d-1(b)(1)(ii)(J), so indicate under Item 3(j) and attach an exhibit stating the identity and Item 3 classification of each member of the group. If a group has filed this schedule pursuant to s.240.13d-1(c) or s.240.13d-1(d), attach an exhibit stating the identity of each member of the group.

         N/A
         -------------------------------------------------------------------


Item 9.  Notice of Dissolution of Group.

     Notice of dissolution of a group may be furnished as an exhibit stating the date of the dissolution and that all further filings with respect to transactions in the security reported on will be filed, if required, by members of the group, in their individual capacity. See Item 5.

          N/A
          ______________________________________________________________________

Item 10.  Certifications.

          "By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect."

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

DEERFIELD CAPITAL, L.P.

By:  J.E. Flynn Capital LLC,
     General Partner

By:  /s/ James E. Flynn
         ------------------------------
         James E. Flynn, Managing Member

DEERFIELD PARTNERS, L.P.

By:  Deerfield Capital, L.P.

By:  J.E. Flynn Capital LLC,
     General Partner

By: /s/ James E. Flynn
        -------------------------------
        James E. Flynn, Managing Member

DEERFIELD SPECIAL SITUATIONS FUND, L.P.

By:  Deerfield Capital, L.P.

By:  J.E. Flynn Capital LLC,
     General Partner

By: /s/ James E. Flynn
        -------------------------------
        James E. Flynn, Managing Member

DEERFIELD MANAGEMENT COMPANY, L.P.

By:  Flynn Management LLC
     General Partner

By:  /s/ James E. Flynn
         -------------------------------
         James E. Flynn, Managing Member

DEERFIELD INTERNATIONAL LIMITED

By:  Deerfield Management Company

By:  Flynn Management LLC,
     General Partner

By:  /s/ James E. Flynn
         -------------------------------
         James E. Flynn, Managing Member

DEERFIELD SPECIAL SITUATIONS FUND INTERNATIONAL LIMITED

By:  Deerfield Management Company

By:  Flynn Management LLC,
     General Partner

By:  /s/ James E. Flynn
         -------------------------------
         James E. Flynn, Managing Member

JAMES E. FLYNN

     /s/ James E. Flynn
         ----------------

Date:  January 17, 2006

                                    Exhibit A

                                    Agreement

     The undersigned agree that this Schedule 13G dated January 17, 2006 relating to the Common Stock of CollaGenex Pharmaceuticals, Inc. shall be filed on behalf of the undersigned.



DEERFIELD CAPITAL, L.P.

By:     J.E. Flynn Capital LLC,
        General Partner

By:     /s/ James E. Flynn
            -------------------------------
            James E. Flynn, Managing Member

DEERFIELD PARTNERS, L.P.

By:     Deerfield Capital, L.P.

By:     J.E. Flynn Capital LLC,
        General Partner

By:     /s/ James E. Flynn
            -------------------------------
            James E. Flynn, Managing Member

DEERFIELD SPECIAL SITUATIONS FUND, L.P.

By:     Deerfield Capital, L.P.

By:     J.E. Flynn Capital LLC,
        General Partner

By:     /s/ James E. Flynn
            -------------------------------
            James E. Flynn, Managing Member

DEERFIELD MANAGEMENT COMPANY

By:     Flynn Management LLC
        General Partner

By:     /s/ James E. Flynn
            -------------------------------
            James E. Flynn, Managing Member

DEERFIELD INTERNATIONAL LIMITED

By:     Deerfield Management Company

By:     Flynn Management LLC,
        General Partner

By:     /s/ James E. Flynn
            -------------------------------
            James E. Flynn, Managing Member


DEERFIELD SPECIAL SITUATIONS FUND INTERNATIONAL LIMITED

By:     Deerfield Management Company

By:     Flynn Management LLC,
        General Partner

By:     /s/ James E. Flynn
            -------------------------------
            James E. Flynn, Managing Member


JAMES E. FLYNN

        /s/ James E. Flynn
            -------------------------------


00871.0001 #633865